EMBARGOED UNTIL 07.30 HOURS                                         2 March 1998

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN OR INTO CANADA, JAPAN OR AUSTRALIA.

                            TEXAS UTILITIES COMPANY

                           RECOMMENDED CASH OFFER FOR

                              THE ENERGY GROUP PLC

The Boards of Texas Utilities and The Energy Group announce that they have agreed the terms of a recommended cash offer for The Energy Group to be made by Lehman Brothers and Merrill Lynch on behalf of TU Acquisitions, a wholly-owned subsidiary of Texas Utilities.

The Texas Utilities Offer values each Energy Group Share at 810 pence, valuing the fully diluted share capital of The Energy Group at approximately L4.3 billion (assuming the exercise in full of all outstanding options and the vesting of all outstanding awards under the Energy Group Share Schemes).

The Texas Utilities Offer represents a premium of:

      - 45 pence to the Renewed PacifiCorp Offer of 765 pence per Energy Group Share;

      - 44.3 per cent. to the Closing Price of 561.5 pence per Energy Group Share on 9 June 1997, the last dealing day prior to the announcement by The Energy Group that it was in talks with PacifiCorp in relation to the Original PacifiCorp Offer; and

      - 18.2 per cent. to the Closing Price of 685.5 pence per Energy Group Share on 23 January 1998, the last dealing day prior to the announcement by The Energy Group that it was in talks with parties other than PacifiCorp which might lead to an offer.

The Texas Utilities Offer includes a full Loan Note Alternative. Subject to the SEC declaring the relevant documentation effective by not later than 18 Business Days after the date of the Offer Document (or such later date as Texas Utilities and The Energy Group may agree), Texas Utilities will also make available a limited share alternative pursuant to which up to 20 per cent. of Energy Group Shares may be acquired for new shares of Texas Utilities common stock.

Subject to certain regulatory consents and to the Texas Utilities Offer becoming or being declared unconditional in all respects, The Energy Group has agreed to sell the Peabody Coal Business to an affiliated company of Lehman Brothers Merchant Banking Partners II L.P. for a cash consideration of approximately $2.3 billion plus the assumption of debt.

The Texas Utilities Offer is subject to, inter alia, certain further regulatory consents and confirmations.

Texas Utilities expects that all consents and confirmations relating to the Texas Utilities Offer and the Peabody Sale will be obtained within the normal timetable for an offer in the United Kingdom.

The Board of The Energy Group, which has been so advised by Lazard and Morgan Stanley, its financial advisers, considers the terms of the Texas Utilities Offer to be fair and reasonable. In providing advice to the Board of The Energy Group, Lazard and Morgan Stanley have taken account of the Directors of The Energy Group's commercial assessment. Accordingly, the Directors of The Energy Group will unanimously recommend all holders of Energy Group Shares and Energy Group ADSs to accept the Texas Utilities Offer.

Commenting on the Texas Utilities Offer, Erle Nye, Chairman and Chief Executive of Texas Utilities, said:

"Eastern's unique blend of electricity generation, supply and distribution and its strengths in natural gas and energy trading make it a perfect fit with our own operations. We are looking forward to working with The Energy Group's and Eastern's highly regarded management teams to maximise the potential of Eastern in what we perceive to be a dynamic and attractive market."

Derek Bonham, Chairman of The Energy Group, said:

"We have considered the Texas Utilities Offer of 810 pence per share and, in the context of the existing offer from PacifiCorp, we believe that the Texas Utilities Offer represents improved shareholder value. The Board therefore recommends it to our shareholders."

This summary should be read in conjunction with the attached announcement. The Conditions of the Texas Utilities Offer are attached as Appendix I. The sources and bases of certain information contained herein are set out in Appendix III and definitions of certain expressions used in this announcement are set out in Appendix IV.

TEXAS UTILITIES COMPANY
David Anderson (Investors)
Telephone: 1-214-812 4641
Joan Hunter (Press)
Telephone: 1-214-812 4071

LEHMAN BROTHERS INTERNATIONAL (EUROPE)
Richard Collier
Anthony Fobel
Telephone: 44-171-601 0011

MERRILL LYNCH INTERNATIONAL
Justin Dowley
Lewis Lee
Martin Falkner
Telephone: 44-171-628 1000

MERRILL LYNCH INTERNATIONAL
CORPORATE BROKING
Mike Gibson
Stephen Robinson
Telephone: 44-171-772 1000

FINANCIAL DYNAMICS
Nick Miles
Andrew Dowler
Telephone: 44-171-831 3113
THE ENERGY GROUP PLC
Aviva Gershuny-Roth
Telephone: 44-171-647 3200

LAZARD BROTHERS & CO., LIMITED
Nicholas Jones
John Wilford
Telephone: 44-171-588 2721

MORGAN STANLEY & CO. LIMITED
Piers de Montfort
Telephone: 44-171-513 5007

BRUNSWICK
Louise Charlton
Telephone: 44-171-404 5959

ANALYSTS' AND PRESS BRIEFINGS

LONDON:There will be a presentation to analysts at 9.15 am and a press conference at 11.00 am London time today at Financial Dynamics, 30 Furnival Street, London EC4A 1JE.

NEW YORK:There will be a conference call for analysts at 10.00 am New York City time today.

The Texas Utilities Offer will not be made, directly or indirectly, in or into Canada, Australia or Japan. Accordingly, copies of this announcement are not being, and must not be, mailed or otherwise distributed or sent in or into Canada, Australia or Japan.

Lehman Brothers and Merrill Lynch, which are regulated in the United Kingdom by The Securities and Futures Authority Limited, are acting for Texas Utilities and TU Acquisitions and no one else in connection with the Texas Utilities Offer and will not be responsible to anyone other than Texas Utilities and TU Acquisitions for providing the protections afforded to their respective customers or for providing advice in relation to the Texas Utilities Offer or any other matter referred to herein. Lehman Brothers and Merrill Lynch will be acting through Lehman Brothers Inc. and Merrill Lynch & Co., respectively, for the purposes of making the Texas Utilities Offer in the United States.

Lazard and Morgan Stanley & Co. Limited, which are regulated in the United Kingdom by The Securities and Futures Authority Limited, are acting for The Energy Group and no one else in connection with the Texas Utilities Offer and will not be responsible to anyone other than The Energy Group for providing the protections afforded to their respective customers or for giving advice in relation to the Texas Utilities Offer or any other matter referred to herein.

This announcement does not constitute an offer or invitation to purchase any securities.

RULE 8 NOTICES

Any person who, alone or acting together with any other person(s) pursuant to an agreement or understanding (whether formal or informal) to acquire or control securities of The Energy Group or of Texas Utilities, owns or controls, or becomes the owner or controller, directly or indirectly, of 1 per cent. or more of any class of securities of The Energy Group or of Texas Utilities is generally required under the provisions of Rule 8 of the City Code to notify the London Stock Exchange and the Panel of every dealing in such securities during the Initial Offer Period. Dealings by The Energy Group or by Texas Utilities or by their respective "associates" (within the definition set out in the City
Code) in any class of securities of The Energy Group or of Texas Utilities from 26 January 1998 until the end of the Initial Offer Period must also be so disclosed.

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

EMBARGOED UNTIL [-] HOURS                                         [-] March 1998

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN OR INTO CANADA, JAPAN OR AUSTRALIA.

                            TEXAS UTILITIES COMPANY

                           RECOMMENDED CASH OFFER FOR

                              THE ENERGY GROUP PLC

1. INTRODUCTION

The Boards of Texas Utilities and The Energy Group announce that they have agreed the terms of a recommended cash offer for The Energy Group at a price of 810 pence per Energy Group Share, valuing the fully diluted share capital of The Energy Group at L4.3 billion (assuming the exercise in full of all outstanding options and the vesting of all outstanding awards under the Energy Group Share Schemes).

The Board of The Energy Group, which has been so advised by Lazard and Morgan Stanley, its financial advisers, considers the terms of the Texas Utilities Offer to be fair and reasonable. In providing advice to the Board of The Energy Group, Lazard and Morgan Stanley have taken account of the Directors of The Energy Group's commercial assessment. Accordingly, the Directors of The Energy Group will unanimously recommend all holders of Energy Group Shares and Energy Group ADSs to accept the Texas Utilities Offer.

On 3 February 1998, PacifiCorp announced the terms of a cash offer of 765 pence per Energy Group Share which was recommended to shareholders by the Board of The Energy Group. Texas Utilities announced its interest in acquiring The Energy Group prior to that announcement and has been given access to management and provided with certain information about The Energy Group. Nomura International plc had also announced, but subsequently withdrew, its interest in acquiring The Energy Group.

The Texas Utilities Offer is conditional upon the sale of the Peabody Coal Business to Lehman Merchant; this sale is conditional upon the receipt of certain regulatory consents in both the United States and Australia. The Texas Utilities Offer is also subject to further regulatory consents and confirmations in the United Kingdom. It is expected that all consents and confirmations relating to the Texas Utilities Offer and the Peabody Sale will be obtained within the normal timetable for an offer in the United Kingdom. However, it is not expected that these consents and confirmations will have been received by 9 March 1998 (the first closing date of the Renewed PacifiCorp Offer), at which point PacifiCorp will be entitled to withdraw its offer unless it has then become wholly unconditional.

In reaching its decision to recommend the Texas Utilities Offer, the Board of The Energy Group has considered the higher price of the Texas Utilities Offer in the context of the conditionality both of that offer and of the associated sale of the Peabody Coal Business.

Unless released from the terms of irrevocable undertakings provided to PacifiCorp, Derek Bonham, John Devaney, Irl Engelhardt, Eric Anstee and David Nash will be prevented from accepting the Texas Utilities Offer unless and until the Renewed PacifiCorp Offer lapses.

Chase Manhattan, Lehman Brothers and Merrill Lynch, and their respective affiliates are acting as underwriters and arrangers for the required credit facilities for the Texas Utilities Offer. Merrill Lynch is also broker to the Texas Utilities Offer.

The sources and bases of certain information contained herein are set out in Appendix III and the definitions of certain expressions used in this announcement are set out in Appendix IV.

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2. THE TEXAS UTILITIES OFFER

The Texas Utilities Offer will be subject to the Conditions set out in Appendix I which, together with the further terms of the Texas Utilities Offer, will appear in the Offer Document and will be made by Lehman Brothers and Merrill Lynch, on behalf of TU Acquisitions, on the following basis:

FOR EACH ENERGY GROUP SHARE        810 PENCE; AND
FOR EACH ENERGY GROUP ADS          L32.40

The Texas Utilities Offer values the fully diluted share capital of The Energy Group at approximately L4.3 billion (assuming the exercise in full of all outstanding options and the vesting of all outstanding awards under the Energy Group Share Schemes). The Texas Utilities Offer represents a premium of:

     - 45 pence to the Renewed PacifiCorp Offer of 765 pence per Energy Group Share;

     - 44.3 per cent. to the Closing Price of 561.5 pence per Energy Group Share on 9 June 1997, the last dealing day prior to the announcement by The Energy Group that it was in talks with PacifiCorp in relation to the Original PacifiCorp Offer; and

     - 18.2 per cent. to the Closing Price of 685.5 pence per Energy Group Share on 23 January 1998, the last dealing day prior to the announcement by The Energy Group that it was in talks with parties other than PacifiCorp which might lead to an offer.

HOLDERS OF ENERGY GROUP SECURITIES WHO HAVE ALREADY ACCEPTED THE RENEWED PACIFICORP OFFER MAY WITHDRAW THEIR ACCEPTANCES AT ANY TIME UP TO 9 MARCH 1998 OR, IF THE RENEWED PACIFICORP OFFER IS EXTENDED, UNTIL IT BECOMES OR IS DECLARED WHOLLY UNCONDITIONAL.

The Texas Utilities Offer will be subject to the applicable requirements of both the City Code in the United Kingdom and United States federal securities laws.

3. LOAN NOTE ALTERNATIVE

A Loan Note Alternative will be available to holders of Energy Group Shares (other than persons who are citizens or residents of the United States and certain other overseas shareholders) who validly accept the Texas Utilities Offer on the basis of, for every L1 of cash otherwise payable under the Texas Utilities Offer, L1 nominal of Loan Notes, subject to aggregate valid elections being received, on or before the date on which the Texas Utilities Offer becomes or is declared unconditional in all respects, for in excess of L1 million nominal value of Loan Notes. If insufficient elections are received, holders of Energy Group Shares who elect for the Loan Note Alternative will instead receive cash in accordance with the terms of the Texas Utilities Offer. Subject as aforesaid, the Loan Note Alternative will remain open for as long as the Texas Utilities Offer is open for acceptance. The interest rate on the Loan Notes will be calculated as described in paragraph 2 of Appendix II of this announcement.

Merrill Lynch, as broker to the Texas Utilities Offer, has advised that, based on market conditions on 27 February 1998 (the latest practicable date prior to the publication of this announcement), in its opinion, if the Loan Notes had then been in issue, the value of each L1 nominal of Loan Notes would have been approximately 98 pence.

In considering the Loan Note Alternative, holders of Energy Group Shares should note that the obligations of the issuer of the Loan Notes are not guaranteed or secured.

A summary of the terms of the Loan Notes is set out in Appendix II to this announcement.

4. PROPOSED LIMITED SHARE ALTERNATIVE

Subject to the SEC declaring the relevant documentation effective by not later than 18 Business Days after the date of the Offer Document (or such later date as Texas Utilities and The Energy Group may agree), Texas Utilities will make available to holders of Energy Group Securities a limited share alternative.

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

Under the share alternative, holders of Energy Group Securities would be entitled to receive new shares of Texas Utilities common stock with a value equal to 835 pence for each Energy Group Share and L33.40 for each Energy Group ADS, in each case based on the average of the closing prices of Texas Utilities common stock on the NYSE on the 20 consecutive dealing days ending on the third dealing day prior to the date TU Acquisitions intends to declare the Texas Utilities Offer unconditional in all respects, and the US$/L sterling exchange rate on such date; provided that the maximum number of new shares of Texas Utilities common stock which may be issued with respect to each Energy Group Share and each Energy Group ADS shall be 0.374 and 1.496, respectively.

The share alternative, if not included in the Offer Document, would be made available by means of a revised offer which would be posted to holders of Energy Group Securities immediately following the relevant documentation, which is expected to be filed with the SEC today, being declared effective. The share alternative would be available only in respect of a maximum of 20 per cent. of all Energy Group Shares (including Energy Group Shares represented by Energy Group ADSs) acquired pursuant to the Texas Utilities Offer or otherwise. To the extent that actual, and in certain circumstances potential, elections for the share alternative exceed that maximum, elections would be scaled down on a pro rata basis.

THE AVAILABILITY OR OTHERWISE OF A SHARE ALTERNATIVE WILL NOT AFFECT THE ABILITY OF HOLDERS OF ENERGY GROUP SECURITIES TO ACCEPT THE TEXAS UTILITIES OFFER FOR CASH. THE BOARD OF THE ENERGY GROUP WILL COMMENT ON THIS SHARE ALTERNATIVE SHOULD IT BE MADE AVAILABLE.

5. REGULATION

The Texas Utilities Offer is subject to certain regulatory consents and confirmations being obtained. Amongst other approaches to relevant regulatory authorities, TU Acquisitions is making a submission to the Office of Fair Trading concerning the Texas Utilities Offer and, together with The Energy Group, will enter into discussions with the DGES. The Peabody Sale is subject to the conditions described in paragraph 8 below.

It is currently anticipated that all approvals and consents required under the Texas Utilities Offer and the Peabody Sale will be received within the normal timetable for an offer in the United Kingdom.

TU Acquisitions will not invoke either of Conditions (d) or (e) of the Texas Utilities Offer in respect of the DGES seeking, or indicating that it is his intention to seek, modifications to any of the TEG Groups's licences under the Electricity Act 1989 or undertakings or assurances from any member of the Texas Utilities Group or the TEG Group provided that such modifications, undertakings or assurances substantially reflect the assurances proposed by the DGES to PacifiCorp in connection with the referral of the Original PacifiCorp Offer to the Monopolies and Mergers Commission (as described in the Monopolies and Mergers Commission Report relating to the Original PacifiCorp Offer published on 19 December 1997) or are substantially in keeping with the proposals outlined by the DGES in his consultation paper dated 24 February 1998 regarding modifications to public electricity supply licences following takeovers.

The full text of the Conditions to the Texas Utilities Offer is set out in Appendix I.

6. INFORMATION ON TEXAS UTILITIES

Texas Utilities is an investor-owned holding company for energy service companies engaged in domestic and international electric and gas utility services, energy marketing, telecommunications, and other energy-related services. Texas Utilities is based in Dallas, Texas, USA.

Wholly-owned subsidiaries of Texas Utilities include: two electric utility systems in Texas -- Texas Utilities Electric Company ("TU Electric") and Southwestern Electric Service Company ("SESCO"); ENSERCH Corporation ("ENSERCH"); Texas Utilities Australia Pty. Ltd. ("TU Australia"); Lufkin-Conroe Communications Co. (the fourth largest telephone company in Texas with approximately 100,000 access lines); Texas Utilities Communications Inc., which holds a 20 per cent. limited partnership interest in the Texas operations of PrimeCo Personal Communications; and Texas Utilities Fuel Company and Texas Utilities Mining Company, which provide for the fuel and coal needs of TU Electric's generating stations.

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

TU ELECTRIC generates, purchases, transmits, distributes and sells electricity wholly within the state of Texas. TU Electric's net generating capability of more than 22,000 MW makes it one of the top five generators in the United States. TU Electric and SESCO provide electric energy to over 6 million people in a service area that stretches approximately 600 miles east to west and 250 miles north to south in Texas. TU Electric also operates the largest transmission system in Texas, including 13,000 circuit miles of transmission lines.

ENSERCH is an integrated company focused on natural gas. ENSERCH has established operations in pipeline and gathering, processing and marketing, and natural gas distribution. ENSERCH's pipeline business (Lone Star Pipeline Company) includes the fourteenth largest pipeline in the US with about 8,000 miles of transmission pipeline connecting the three major gas hubs in Texas. ENSERCH's natural gas distribution business (Lone Star Gas Company) is one of the largest local distribution companies in the US with 23,500 miles of distribution mains serving 550 cities and towns and approximately 1.3 million people in north, central and east Texas. Approximately 70 per cent. of Lone Star Gas Company's service area is also served by TU Electric.

TU AUSTRALIA represents Texas Utilities' business interests in the rapidly changing energy industry in Australia. TU Australia holds the common stock of Eastern Energy Ltd., a major electricity distributor and retailer in southeastern Australia. Eastern Energy serves about 1.3 million people in the state of Victoria, including suburban Melbourne, the second largest city in Australia.

Texas Utilities common stock is listed on the New York, Chicago and Pacific stock exchanges under the symbol "TXU". Texas Utilities had annual operating revenues for the year ended 31 December 1997 of $7.9 billion and assets and common stock equity at 31 December 1997 of $24.9 billion and $6.8 billion, respectively. For the year ended 31 December 1997, Texas Utilities reported net income of $660 million, or basic earnings per share of common stock of $2.86. As at the close of trading on the NYSE on 27 February 1998, Texas Utilities had an equity market capitalisation of approximately $10 billion.

TU Acquisitions, a wholly-owned subsidiary of Texas Utilities, is a public limited company incorporated in England and Wales on 27 October 1997.

7.  INFORMATION ON THE ENERGY GROUP

The TEG Group is a diversified international energy group which includes Eastern, one of the leading integrated electricity and gas groups in the United Kingdom, and Peabody, the world's largest private producer of coal. The Energy Group has entered into an agreement to sell the Peabody Coal Business to an affiliated company of Lehman Merchant, subject to the conditions summarised in paragraph 8 below.

Through Eastern, The Energy Group is involved in a wide range of operations:

     - Eastern Generation, the fourth largest generator of electricity in Great Britain, currently owns, operates or has an interest in eight power stations, representing approximately 10 per cent. of the United Kingdom's total registered generating capacity as at 31 March 1997;

     - Eastern Power & Energy Trading manages for the TEG Group the price and volume risks associated with the generation, wholesaling and sale to end users of electricity. These exposures are managed by trading its contract portfolio and by bidding Eastern's generation output into the Electricity Pool (the electricity trading market in England and Wales). It also has small equity interests in three natural gas-producing fields in the North Sea;

     - Eastern Natural Gas is one of the largest suppliers of natural gas in the United Kingdom after Centrica plc; and

     - Eastern Electricity is the largest supplier and distributor of electricity in England and Wales, with over three million customers and an authorised area covering approximately 20,300 sq. km. in the east of England and parts of North London.

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

Peabody is the largest producer of coal in the United States and operates 25 underground and surface mines in the United States and three surface mines in
Australia:

     - as at 31 March 1997, Peabody owned or controlled 9.5 billion tons of proven and probable coal reserves;

     - in the six months ended 31 March 1997, Peabody sold 81.4 million tons of coal worldwide and had an estimated 14.4 per cent. of the US market; and

     - Peabody Australia, one of the ten largest coal producers in Australia, has interests in four surface mines in New South Wales, three of which are currently in operation. Peabody's equity share of the coal sales of these mines amounted to 3.5 million tons in the six months ended 31 March 1997 and its equity share of the proven and probable reserves associated with these mines as at 31 March 1997 amounted to 466 million tons.

The Peabody Coal Business also includes Citizens Power, one of the leading US power marketing firms which was acquired by the TEG Group in May 1997. Its headquarters are in Boston and it has field offices in Milwaukee, Denver and Toronto.

On a pro forma basis for the year ended 31 March 1997, The Energy Group reported consolidated turnover of L4,460 million and consolidated profit on ordinary activities after taxation of L286 million. For the nine months ended 31 December 1997, The Energy Group reported unaudited consolidated turnover of L3,390 million and operating profits of L379 million before exceptional costs associated with the Original PacifiCorp Offer and restructuring charges.

8. THE PEABODY SALE

Subject to the conditions set out below, The Energy Group has agreed to sell the Peabody Coal Business to an affiliated company of Lehman Merchant for a cash consideration of approximately $2.3 billion, payable on completion, plus the assumption of debt.

Information on the Peabody Coal Business is set out in paragraph 7 above. For the nine months ended 31 December 1997, the Peabody Coal Business contributed L1,014 million and L112 million to TEG Group turnover and operating profits, respectively.

The Peabody Sale is conditional on the fulfilment of conditions to the following effect:

     (a) the Texas Utilities Offer becoming or being declared unconditional in all respects (and the Texas Utilities Offer not at that time being publicly opposed by the Board of directors of The Energy Group);

     (b) the waiting period applicable to the Peabody Sale under the US HSR Act having expired or been terminated;

     (c) the consent of the Treasurer of the Commonwealth of Australia, acting in such capacity or through the body known as the Foreign Investment Review Board, having been given to the Peabody Sale (or to any aspect thereof as shall be subject to approval pursuant to the Foreign Acquisitions and Takeovers Act of Australia) either unconditionally or subject to such conditions as do not have and could not reasonably be expected to have a material adverse effect on the value of the relevant companies and their subsidiaries (taken as a whole);

     (d) FERC having issued an order approving the Peabody Sale or any aspect thereof which shall be subject to regulation by FERC on terms that do not have and could not reasonably be expected to have a material adverse effect on the value of the relevant companies and their subsidiaries (taken as a whole); and

     (e) no order having been issued (and remaining in effect) by any court or other governmental authority, and no statute, rule, regulation, executive order, decree or other order of any kind existing or having been enacted, entered or enforced by any governmental authority, which (in any such case to an extent which is material in the context of the Peabody Sale) prohibits, restrains or restricts completion of the Peabody Sale.

In the event that (i) the Peabody Sale is not completed because of a breach of condition (e) above and (ii) the Renewed PacifiCorp Offer (or any revision of that offer) lapses, Texas Utilities will, subject to certain exceptions, pay The Energy Group a break-fee of $50 million on the date following one year after the date of this announcement.

Texas Utilities has entered into an agreement into an agreement with Lehman Merchant relating to the Peabody Sale which, inter alia provides for the parties to make certain payments to each other to reflect adjustments to the net assets of the Peabody Coal Business as shown in a post-completion balance sheet and contains other payment obligations of Texas Utilities in certain circumstances.

9. REASONS FOR THE OFFER

Texas Utilities has formulated a strategy to position itself to thrive in a more competitive environment and to identify new business investments that both capitalise on its core competencies and are complementary to its existing portfolio of businesses in order to grow earnings, broaden its markets beyond the traditional service areas and expand customer services.

The acquisition of The Energy Group is further confirmation of Texas Utilities' commitment to this strategy. The Energy Group comprises a unique blend of electricity generation, supply and distribution assets, combined with strengths in natural gas and energy trading. Texas Utilities believes that the highly complementary nature of these activities to those of Texas Utilities combined with The Energy Group's experience of operating within a deregulating market will enable the enlarged group to capitalise upon the sharing of the expertise and best practices that reside within the two groups in each of these areas.

Texas Utilities expects the transaction to be earnings and cash flow enhancing in the first complete year following completion of the Acquisition and thereafter (prior to considering any synergy or other benefits that the transaction may give rise to). This statement should not be interpreted to mean that the future earnings per share of Texas Utilities, as enlarged by the acquisition of The Energy Group, will necessarily be greater than the historical published earnings per share of Texas Utilities.

10. THE ENERGY GROUP SHARE SCHEMES

The Texas Utilities Offer will extend to any fully paid Energy Group Shares which are unconditionally allotted or issued while the Texas Utilities Offer is open for acceptance, including those unconditionally allotted or issued pursuant to the exercise of options under the Energy Group Share Schemes.

Appropriate proposals will be made to the participants in the Energy Group Share Schemes in due course.

In relation to the Energy Group Sharesave Scheme, it is anticipated that, as an alternative to the rights provided under the rules of that scheme, participants will be offered an opportunity to surrender their existing options in consideration for a cash sum, calculated by reference to the difference between 810 pence and the exercise price of their options multiplied by the number of Energy Group Shares that they could have acquired with their total savings contributions (together with any interest payable thereon) under the Energy Group Sharesave Scheme up to the date the Texas Utilities Offer becomes or is declared unconditional in all respects plus a further six months' savings contributions.

11. MANAGEMENT AND EMPLOYEES

TU Acquisitions has given assurances to the Board of The Energy Group that the existing employment rights, including pension rights, of all TEG Group management and employees will be fully safeguarded. Texas Utilities looks forward to welcoming all TEG Group employees to the Texas Utilities Group.

12. HOLDINGS IN THE ENERGY GROUP

Neither TU Acquisitions, nor Texas Utilities, nor any of their respective Directors, nor, so far as TU Acquisitions is aware, any party acting in concert with TU Acquisitions, owns or controls any Energy Group Securities or holds any options to purchase Energy Group Securities or holds any derivatives referenced to Energy Group Securities, other than as set out below:

(a) as at 27 February 1998 (the latest practical date prior to this announcement), Erle Nye, Chairman and Chief Executive of Texas Utilities, held 25 Energy Group ADRs;

(b) as at 27 February 1998 (the latest practicable date prior to this announcement) Lehman Brothers was interested in 492,475 Energy Group Shares, held as constituents of various baskets of securities; and

(c) as at 27 February 1998 (the latest practicable date prior to this announcement) the Retirement Plan for Employees of the Texas Utilities Company System held 24,375 Energy Group ADRs.

Lehman Merchant has agreed that neither it nor any subsidiary or affiliate will directly or indirectly be involved in, inter alia, acquiring an interest, in Energy Group Securities as referred to above for so long as Texas Utilities and Lehman Merchant are regarded by the Panel as acting in concert as regards The Energy Group.

In the interests of confidentiality, TU Acquisitions has not made any enquiries in this respect of certain parties who may be deemed by the Panel to be acting in concert with it for the purposes of the Texas Utilities Offer.

13. FINANCING

TU Acquisitions has arranged appropriate financing in connection with the Texas Utilities Offer. Texas Utilities and other wholly-owned subsidiaries of Texas Utilities have arranged their own funding to assist in TU Acquisitions' financing of the Texas Utilities Offer.

14. GENERAL

(a) Lehman Brothers and Merrill Lynch, which are regulated in the United Kingdom by The Securities and Futures Authority Limited, are acting for Texas Utilities and TU Acquisitions and no one else in connection with the Texas Utilities Offer and will not be responsible to anyone other than Texas Utilities and TU Acquisitions for providing the protections afforded to their respective customers or for providing advice in relation to the Texas Utilities Offer or any other matter referred to herein.

(b) Lazard and Morgan Stanley & Co. Limited, which are regulated in the United Kingdom by The Securities and Futures Authority Limited, are acting for The Energy Group and no one else in connection with the Texas Utilities Offer and will not be responsible to anyone other than The Energy Group for providing the protections afforded to their respective customers or for giving advice in relation to the Texas Utilities Offer or any other matter referred to herein.

(c) The Offer Document will be posted shortly and will be available for inspection at the offices of Norton Rose, Kempson House, Camomile Street, London EC3A 7AN. The Conditions are set out in Appendix I to this announcement. Appendix III sets out the sources and bases of certain information contained in this document. Appendix IV contains the definitions of the terms used in this announcement.

(d) Energy Group Securities will be acquired by TU Acquisitions fully paid and free from all liens, equities, charges, encumbrances and other interests and, together with all rights now or hereafter attaching thereto, including without limitation the right to receive and retain all dividends and other distributions declared, made or paid hereafter.

(e) The Initial Offer Period is expected to expire at 10.00 pm (London time),
    5.00 pm (New York City time) on the 20th Business Day from the date of the Offer Document, unless extended. At the conclusion of the Initial Offer Period, including any extension thereof, the Texas Utilities Offer, if wholly unconditional, will be extended for a Subsequent Offer Period of at least 14 calendar days. Holders of Energy Group Securities will have withdrawal rights during the Initial Offer Period, including any extension thereof, but not during the Subsequent Offer Period, including any extension thereof. The

    Condition in paragraph (b) of Appendix I is not expected to be fulfilled before the date falling 30 Business Days after the date on which the Offer Document is posted.

(f) The Texas Utilities Offer will not be made, directly or indirectly, in or into Canada, Australia or Japan. Accordingly, copies of this announcement are not being, and must not be, mailed or otherwise distributed or sent in or into Canada, Australia or Japan.

(g) The Loan Notes to be issued pursuant to the Texas Utilities Offer have not been, nor will be, registered under the Securities Act or under any relevant securities laws of any state or district of the United States, will not be the subject of a prospectus under the securities laws of any province of Canada and will not be registered under any relevant securities laws of any other country. The Loan Notes are not to be offered, sold or delivered, directly or indirectly, in or into the United States, Canada, Australia or Japan.

(h) This announcement does not constitute an offer or invitation to purchase any securities.

                                   APPENDIX I

                    CONDITIONS OF THE TEXAS UTILITIES OFFER

The Texas Utilities Offer, which will be made by Lehman Brothers and Merrill Lynch on behalf of TU Acquisitions, will comply with the rules and regulations of the City Code and with US federal securities laws (except to the extent that exemptive relief has been granted by the SEC) and the rules and regulations made thereunder, will be governed by English law and be subject to the jurisdiction of the courts of England and the following Conditions:

(a) valid acceptances being received (and not, where permitted, withdrawn) by not later than 10.00 pm (London time), 5.00 pm (New York City time) on the 20th Business Day following the date of the Offer Document (or such later time(s) and/or date(s) as TU Acquisitions may, subject to the rules and regulations of the City Code, decide) in respect of not less than 90 per cent. in nominal value of Energy Group Shares (including Energy Group Shares represented by Energy Group ADSs) to which the Texas Utilities Offer relates (or such lesser percentage as TU Acquisitions may decide), provided that this Condition shall not be satisfied unless TU Acquisitions and its wholly-owned subsidiaries shall have acquired or agreed to acquire, whether pursuant to the Texas Utilities Offer or otherwise, Energy Group Shares (including Energy Group Shares represented by Energy Group ADSs) carrying in aggregate more than 50 per cent. of the voting rights then exercisable at general meetings of The Energy Group and provided further that this Condition shall be capable of being satisfied only at a time when all other Conditions have been satisfied, fulfilled or waived. For the purposes of this Condition: (A) any Energy Group Shares (including Energy Group Shares represented by Energy Group ADSs) which have been unconditionally allotted shall be deemed to carry the voting rights they will carry upon being entered in the register of members of The Energy Group; (B) the expression "Energy Group Shares (including Energy Group Shares represented by Energy Group ADSs) to which the Texas Utilities Offer relates" shall be construed in accordance with sections 428 to 430F of the Companies Act; and (C) valid acceptances shall be treated as having been received in respect of any Energy Group Shares which TU Acquisitions shall, pursuant to section 429(8) of the Companies Act, be treated as having acquired or contracted to acquire by virtue of acceptances of the Texas Utilities Offer;

(b) the Peabody Sale Agreement becoming unconditional in all respects (except for any condition or conditions relating to the Texas Utilities Offer becoming unconditional in all respects) and not being amended or varied without the prior approval of TU Acquisitions;

(c) an announcement being made in terms reasonably satisfactory to TU Acquisitions that it is not the intention of the Secretary of State for Trade and Industry to refer the Acquisition, or any matters arising from it, to the Monopolies and Mergers Commission;

(d) the DGES indicating in terms reasonably satisfactory to TU Acquisitions that it is not his intention to seek modifications to any of Eastern's licences under the Electricity Act 1989 (except on terms reasonably satisfactory to TU Acquisitions);

(e) the DGES indicating in terms reasonably satisfactory to TU Acquisitions that he will not seek undertakings or assurances from any member of the TU Acquisitions Group or the TEG Group (except on terms reasonably satisfactory to TU Acquisitions) and that in connection with the Acquisition he will seek or agree to such modifications (if any) and such other consents and/or directions (if any) as are in the reasonable opinion of TU Acquisitions necessary or appropriate with respect to the licences referred to in Condition (d);

(f) the waiting period applicable to the Texas Utilities Offer under the US HSR Act having expired or been terminated;

(g) no relevant authority having intervened in a way which would be likely, or having failed to institute or implement any action the failure of which would be likely (to an extent which is, in the case of (i) to (iv) below, material in the context of the TU Acquisitions Group or of the TEG Group or of the financing of the Texas Utilities Offer):

     (i) to require, prevent or delay the divestiture or materially alter the terms of any proposed divestiture by TU Acquisitions or The Energy Group or any member of the TU Acquisitions Group or the wider TEG Group of all or any portion of their respective businesses, assets or properties or impose any limitation on the ability of any of them to conduct any of their respective businesses or to own any of their respective assets or property or any part thereof;

     (ii) to impose any limitation on the ability of any member of the TU Acquisitions Group or the wider TEG Group to acquire, or to hold or to exercise effectively, directly or indirectly, any rights of ownership in respect of shares in, or management control over, any member of the wider TEG Group;

     (iii) otherwise adversely to affect the financial or trading position of any member of the TU Acquisitions Group or the wider TEG Group;

     (iv) to make the Texas Utilities Offer or its implementation or the acquisition or the proposed acquisition of any Energy Group Shares or Energy Group ADSs or control of The Energy Group by any member of the TU Acquisitions Group void, illegal and/or unenforceable, or otherwise, directly or indirectly, to restrain, restrict, prohibit, delay or otherwise interfere with the implementation thereof, or impose additional conditions or obligations with respect thereto, or otherwise challenge or hinder any thereof;

     (v) to result in a delay in the ability of any member of the TU Acquisitions Group, or render any such person unable, to acquire some or all of the Energy Group Shares or Energy Group ADSs or require or prevent or materially delay divestiture by any such person of any such securities; or

     (vi) to require any member of the TU Acquisitions Group or the wider TEG Group to offer to acquire any shares or other securities (or the equivalent) in any member of the wider TEG Group owned by any third party;

     and all applicable waiting and other time periods during which any relevant authority could, in respect of the Texas Utilities Offer or the acquisition or proposed acquisition of any Energy Group Shares or Energy Group ADSs or control of The Energy Group by TU Acquisitions, intervene having expired, lapsed or terminated;

(h) all necessary filings having been made, all regulatory and statutory obligations having been complied with, all appropriate waiting periods under any applicable legislation or regulations of any jurisdiction having expired, lapsed or terminated in each case in respect of the Texas Utilities Offer or the acquisition of any shares or other securities in, or control of, The Energy Group by any member of the TU Acquisitions Group and all authorisations and determinations necessary or appropriate in any jurisdiction for or in respect of the Texas Utilities Offer (including, without limitation, its implementation and financing) or proposed acquisition of any shares or other securities in, or control of, The Energy Group by any member of the TU Acquisitions Group or in relation to the affairs of any member of the TU Acquisitions Group or the wider TEG Group having been obtained in terms and in a form reasonably satisfactory to TU Acquisitions from all relevant authorities or (without prejudice to the generality of the foregoing) from any persons or bodies with whom any member of the TU Acquisitions Group or the wider TEG Group, as the case may be, has entered into contractual arrangements and such authorisations and determinations together with all material authorisations and determinations necessary or appropriate for any member of the TU Acquisitions Group or the wider TEG Group to carry on a business which is material in the context of the TU Acquisitions Group or the TEG Group as a whole or of the financing of the Texas Utilities Offer remaining in full force and effect and all filings necessary for such purpose having been made and there being no notice or intimation of any intention to revoke or not to renew any of the same and all necessary statutory or regulatory obligations in all relevant jurisdictions having been complied with;

(i) TU Acquisitions not having discovered (other than by virtue of the same having been disclosed to it prior to the date of this announcement by any member of the TEG Group) any provision of any agreement, arrangement, licence or other instrument to which any member of the wider TEG Group is a party or by or to which any member of the wider TEG Group or any part of its assets may be bound, entitled or subject which would be likely, as a result of the Texas Utilities Offer, the proposed acquisition by TU Acquisitions of any shares in, or change in the control or management of, The Energy Group or otherwise, to result in (to an extent which is material in the context of the TU Acquisitions Group or the wider TEG Group as a whole or of the financing of the Texas Utilities Offer):

     (i) any moneys borrowed by or any other indebtedness, actual or contingent, of any member of the wider TEG Group being or becoming repayable or capable of being declared repayable immediately or prior to its stated maturity, or the ability of any such member to borrow moneys or incur any indebtedness being withdrawn or inhibited;

     (ii) any such agreement, arrangement, licence or instrument being terminated or adversely modified or any obligation or liability arising or any action being taken or arising thereunder;

     (iii) the rights, liabilities, obligations or interests of any member of the wider TEG Group under any such arrangement, agreement, licence or instrument or the interests or business of any such member in or with any other person, firm, company or body (or any arrangements relating to any such interests or business) being terminated or adversely modified or affected;

     (iv) any assets or interests of any such member being or becoming liable to be disposed of or charged, or any right arising under which any such asset or interest is required or is likely to be required to be disposed of or charged, in each case other than in the ordinary course of business;

     (v) the creation of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any member of the wider TEG Group or any such security interest, whenever arising or having arisen, becoming enforceable;

     (vi) the creation of liabilities for any member of the wider TEG Group other than in the ordinary course of business; or

     (vii) the financial or trading position of any member of the wider TEG Group being prejudiced or adversely affected;

(j) TU Acquisitions not having discovered, save as publicly announced by The Energy Group in accordance with the Listing Rules prior to the date of this announcement, or as disclosed to it prior to that date by any member of the TEG Group, that any member of the wider TEG Group has, since 31 December 1997 to an extent which is material in the context of the TEG Group as a whole or of the financing of the Texas Utilities Offer:

     (i) save to any member of the TEG Group and save for the issue of Energy Group Securities on the exercise of options granted under any of the Energy Group Share Schemes prior to date of this announcement, issued or agreed to issue or authorised or proposed the issue of additional shares of any class, or of securities convertible into, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities or redeemed, purchased or reduced any part of its share capital;

     (ii) recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution in respect of the share capital of The Energy Group;

     (iii) merged with any body corporate or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any assets or any right, title or interest in any assets (including shares and trade investments) or authorised or proposed or announced any intention to propose a merger, demerger, acquisition, disposal, transfer, mortgage, charge or security interest (in each case, other than in the ordinary course of business);

     (iv) made or authorised or proposed or announced an intention to propose any change in its share or loan capital save for options granted under any of the Energy Group Share Schemes prior to the date of this announcement and for any Energy Group Securities allotted upon exercise of such options;

     (v) issued, authorised or proposed or announced an intention to propose the issue of any debentures or (save in the ordinary course of business) incurred or increased any indebtedness or contingent liability;

     (vi) otherwise than in the ordinary course of business, entered into any contract, reconstruction, amalgamation, commitment or other transaction or arrangement or (save for changes in remuneration notified to TU Acquisitions prior to the date of this announcement) changed the terms of any contract with any Director of The Energy Group;

     (vii) save in the ordinary course of business, entered into or varied any contract, transaction or commitment (whether in respect of capital expenditure or otherwise) which is of a long-term, onerous or unusual nature or magnitude or which involves or could involve an obligation of such a nature or magnitude;

     (viii)waived or compromised any claim otherwise than in the ordinary course of business;

     (ix) taken any corporate action or had any order made for its winding-up, dissolution or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of all or any of its assets or revenues; or

     (x) entered into any contract, commitment, agreement or arrangement or passed any resolution with respect to, or announced an intention to, or to propose to effect, any of the transactions, matters or events referred to in this Condition;

(k) since 31 December 1997, save as publicly announced in accordance with the Listing Rules by The Energy Group prior to the date of this announcement or as otherwise disclosed to TU Acquisitions prior to that date by any member of the TEG Group, none of the following having occurred to an extent which is material in the context of the wider TEG Group as a whole or of the financing of the Texas Utilities Offer:

     (i) any adverse change or deterioration in the business, assets, financial or trading position of any member of the wider TEG Group;

     (ii) any litigation or arbitration proceedings, prosecution or other legal proceedings having been instituted or threatened in writing by or against or remaining outstanding against any member of the wider TEG Group or to which any member of the wider TEG Group is a party (whether as plaintiff, defendant or otherwise) and any investigation by any relevant authority against, or in respect of any member of the wider TEG Group having been threatened in writing, announced or instituted or remaining outstanding by, against or in respect of any member of the wider TEG Group; and

     (iii) a contingent or other liability of any member of the wider TEG Group having arisen which would be likely adversely to affect any member of the wider TEG Group;

(l)  TU Acquisitions not having discovered:

     (i) that any financial, business or other information which has been publicly disclosed at any time by or on behalf of any member of the wider TEG Group is materially misleading, contains a material misrepresentation of fact or omits to state a fact necessary to make the information contained therein not misleading and which in any such case is material in the context of the wider TEG Group taken as a whole or of the financing of the Texas Utilities Offer; or

     (ii) that any member of the wider TEG Group was, at the date of the Energy Group Listing Particulars, or has, outside the ordinary course of business since that date, become subject to any liability (contingent or otherwise) which is not disclosed or referred to in the Energy Group Listing

           Particulars and which is material in the context of the wider TEG Group taken as a whole or of the financing of the Texas Utilities Offer; and

(m) save as publicly announced in accordance with the Listing Rules by The Energy Group prior to the date of this announcement or as otherwise disclosed to it prior to that date by any member of the TEG Group, TU Acquisitions not having discovered:

     (i) that any past or present member of the wider TEG Group has not complied with all applicable legislation or regulations of any jurisdiction with regard to the disposal, discharge, spillage, leak or emission of any waste or hazardous substance or any substance likely to impair the environment or harm human health, which non-compliance or any other disposal, discharge, spillage, leak or emission which has occurred would be likely to give rise to any liability (whether actual or contingent) on the part of any member of the wider TEG Group and which is material in the context of the wider TEG Group taken as a whole or of the financing of the Texas Utilities Offer; or

     (ii) that there is, or is likely to be, any liability (whether actual or contingent) to make good, repair, reclaim, remediate, reinstate or clean up property now or previously owned, occupied or made use of by any past or present member of the wider TEG Group under any legislation, regulation, notice, circular or order of any relevant authority relating to the protection of or enhancement of the environment and which is material in the context of the wider TEG Group taken as a whole or of the financing of the Texas Utilities Offer.

For the purposes of these Conditions:

(A) "AUTHORISATIONS" mean authorisations, orders, grants, recognitions, certifications, confirmations, consents, licences, clearances, permissions and approvals;

(B) the "TU ACQUISITIONS GROUP" means Texas Utilities and its subsidiary undertakings, associated undertakings and any other undertaking in which Texas Utilities and such undertakings (aggregating their interests) have a substantial interest and, for the purposes of this sub-paragraph (B) and sub-paragraph (C) below, "SUBSIDIARY UNDERTAKING", "ASSOCIATED UNDERTAKING", "HOLDING COMPANY" and "UNDERTAKING" have the meanings given by the Companies Act (but for this purpose ignoring paragraph 20(1)(b) of Schedule 4A of the Companies Act) and "SUBSTANTIAL INTEREST" means a direct or indirect interest in 20 per cent. or more of the equity capital of an undertaking;

(C) the "WIDER TEG GROUP" means The Energy Group and its subsidiary undertakings, associated undertakings and any other undertakings in which The Energy Group and such undertakings (aggregating their interests) have a substantial interest;

(D) "RELEVANT AUTHORITY" means any government, government department or governmental, quasi-governmental, supranational, statutory or regulatory body, court, trade agency, professional association or institution or environmental body in any jurisdiction; and

(E) a relevant authority shall be regarded as having "INTERVENED" if it has instituted, implemented or threatened to take any action, proceedings, suit, investigation or enquiry or reference, or made, enacted or proposed any statute, regulation, decision or order and "INTERVENE" shall be construed accordingly.

TU Acquisitions will not invoke either of Conditions (d) or (e) in respect of the DGES seeking, or indicating that it is his intention to seek, modifications to any of The Energy Group's licences under the Electricity Act 1989 or undertakings or assurances from any member of the TU Acquisitions Group or the TEG Group provided that such modifications undertakings or assurances substantially reflect the assurances proposed by the DGES to PacifiCorp in connection with the referral of the Original PacifiCorp Offer to the Monopolies and Mergers Commission (as described in the Monopolies and Mergers Commission Report relating to the Original PacifiCorp Offer published on 19 December 1997) or are substantially in keeping with the proposals outlined by the DGES in its consultation paper dated 24 February 1998 regarding modifications to public electricity supply licences following takeovers.

TU Acquisitions reserves the right to waive, in whole or in part, all or any of Conditions (b) to (m) inclusive. TU Acquisitions reserves the right, subject to the consent of the Panel, to extend the time required under the City Code for satisfaction of Condition (a) until such time as Conditions (b) to (m) inclusive have been satisfied, fulfilled or waived. TU Acquisitions shall be under no obligation to waive or treat as satisfied any of the Conditions (b) to (m) inclusive by a date earlier than the latest date specified below for the satisfaction thereof notwithstanding that the other Conditions may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any such Conditions may not be capable of fulfilment.

If TU Acquisitions is required to make an offer for Energy Group Securities under the provisions of Rule 9 of the City Code, TU Acquisitions may make such alterations to any of the Conditions, including Condition (a), as are necessary to comply with that Rule.

The Texas Utilities Offer will lapse unless all the Conditions are fulfilled or (if capable of waiver) waived or, where appropriate, have been determined by TU Acquisitions in its reasonable opinion to be or to remain satisfied no later than the Initial Closing Date (as it may be extended). The Texas Utilities Offer will also lapse if the Acquisition is referred to the Monopolies and Mergers Commission before the Initial Closing Date (as it may be extended). The Initial Closing Date cannot be extended beyond midnight (London time), 7.00 pm (New York City time) on the 60th day after the date of the Offer Document, except with the consent of the Panel.

                                  APPENDIX II

                     SUMMARY OF THE TERMS OF THE LOAN NOTES

The unsecured floating rate loan notes 1998/2004 of TU Acquisitions will be created by a resolution of the Board of TU Acquisitions (or a duly authorised committee of TU Acquisitions) and will be constituted by a loan note instrument (the "Loan Note Instrument") executed as a deed by TU Acquisitions. The Loan Notes will not be guaranteed. The issue of the Loan Notes will be conditional on the Texas Utilities Offer becoming or being declared unconditional in all respects. Loan Notes will only be issued if the aggregate valid elections for the Loan Note Alternative received on or before the date on which the Texas Utilities Offer becomes or is declared unconditional in all respects will result in TU Acquisitions issuing in excess of L1 million nominal value of Loan Notes. The Loan Note Alternative is not (subject to certain exceptions) available to persons with registered addresses in the United States, Canada, Japan or Australia or to or for the account or benefit of any US Person. The Loan Note Instrument will contain provisions, among others, to the effect set out below.

1. FORM AND STATUS

The Loan Notes will be issued by TU Acquisitions in registered form in amounts and integral multiples of L1 and will constitute unsecured obligations of TU Acquisitions ranking pari passu with its other unsecured obligations apart from those preferred by law. Fractional entitlements will be disregarded. The Loan
Note Instrument will not contain any restrictions on borrowing, disposals or charging of assets by TU Acquisitions or any member of the Texas Utilities Group.

2. INTEREST

a) Interest on the Loan Notes will accrue from day to day and will be calculated on the basis of a 365-day year (or in the case of a leap year, a 366-day year) and will be payable (subject to any requirement to deduct income tax therefrom) twice yearly in arrears on 30 June and 31 December or, if any such day is not a business day, on the immediately preceding business day ("interest payment dates") in each year in respect of the interest periods (as defined below) ending on those dates at a rate calculated as provided in sub-paragraph 2(b) below or, if no rate can be established in accordance with sub-paragraph 2(b) below, as provided in sub-paragraph 2(c) below, except that the first payment of interest on any Loan Note, which will be made on 31 December 1998, will be in respect of the period from the date of issue of such Loan Note to 31 December 1998 (both dates inclusive). The period from the date of issue of such Loan Notes to 31 December 1998 and the period from the day following 31 December 1998, or any subsequent interest payment date, to the next following interest payment date (inclusive of the next following interest payment date) is herein called an "interest period".

b) The rate of interest on the Loan Notes for each interest period will be that calculated by TU Acquisitions to be 0.5 per cent. below the rate per annum of the offer quotation for six months' deposits in sterling for an interest period which appears on Telerate Page 3750 at or about 12.00 noon (showing the rate as at or about 11.00 am) on the first day of the relevant interest period, except that in the case of the first interest period (being from the date of the issue of each Loan Note to 31 December 1998) such calculation will be made on the day on which any of the Loan Notes are first issued or, if any such day is not a business day, on the next succeeding business day (the "Calculation Day"). If no such offer quotation as at or about 11.00 am appears on Telerate Page 3750 on or before 3.00 pm on the Calculation Day, the rate of interest for each interest period shall be the arithmetic mean (rounded upward to the nearest five decimal places) of the offer quotations for sterling deposits for a period equal, or as nearly equal as possible, to an interest period which appear on the Reuters Screen LIBP Page at or about
   11.00 am on the Calculation Day. Any calculation of the rate of interest and of each such interest amount shall, in the absence of manifest error, be final and binding.

c) If a rate of interest cannot be established in accordance with the provisions in sub-paragraph 2(b) above for any interest period, then the rate of interest on the Loan Notes for such interest period shall be calculated by reference to a rate 0.5 per cent. below such rate as TU Acquisitions shall determine on the basis of quotations made by reference to a London clearing bank or a group of London clearing banks as selected by TU Acquisitions or (failing which) to rates offered in any other sterling inter-bank market or markets as TU Acquisitions may select and if a rate of interest cannot be established in accordance with the above provisions of this sub-paragraph for any interest period then the applicable rate of interest shall be the same as that applicable to the Loan Notes during the previous interest period.

3. REDEMPTION OF LOAN NOTES

a) A holder of Loan Notes ("Noteholder") shall be entitled to require TU Acquisitions to redeem the whole (whatever the amount) or any part of his holding of Loan Notes at par, together with accrued interest (subject to any requirement to deduct income tax therefrom) to (and including) the date of payment, on 31 December 1998, and on any interest payment date falling thereafter by giving notice in writing to TU Acquisitions (in the form endorsed on the Loan Note certificate) not less than 30 days prior to such interest payment date accompanied by the certificate(s) for all the Loan Notes to be redeemed, provided that no such notice may be given in respect of any Loan Notes in respect of which notice of redemption has previously been given by TU Acquisitions in accordance with sub-paragraph 3(b) below.

b) If, at any time, the nominal amount of all Loan Notes outstanding is 20 per cent. or less of the total nominal amount of Loan Notes issued, TU Acquisitions shall have the right on giving to the remaining Noteholders not less than 30 days' notice in writing, such notice not to take effect prior to 31 December 1998, to redeem, on the expiry of such notice, all (but not some only) of the outstanding Loan Notes by payment of the nominal amount thereof together with accrued interest (subject to any requirement to deduct income tax therefrom) to (and including) the date of redemption.

c) Any Loan Notes not previously so redeemed or purchased will be repaid in full at par on 31 December 2004.

4. PURCHASE OF LOAN NOTES

TU Acquisitions will be entitled at any time after 31 December 1998 to purchase Loan Notes at any price by tender, private treaty or otherwise by agreement with the relevant Noteholder(s).

5. CANCELLATION

Any Loan Notes redeemed under paragraph 3 above or purchased under paragraph 4 above shall be cancelled and shall not be available for re-issue.

6. MODIFICATIONS

The provisions of the Loan Note Instrument and the rights of the Noteholders will be subject to modification, abrogation or compromise in any respect with the sanction of an Extraordinary Resolution of the Noteholders, as defined in the Loan Note Instrument, subject to the consent of TU Acquisitions. TU Acquisitions may amend the provisions of the Loan Note Instrument without such sanction or consent if, in the reasonable opinion of the financial adviser to TU Acquisitions, such amendment would not be materially prejudicial to the interests of Noteholders or is of a formal, minor or technical nature or corrects a manifest error.

7. REGISTRATION AND TRANSFER

The Loan Notes will be registered in amounts and multiples of L1. The Loan Notes will be transferable in amounts or integral multiples of L1.

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

8. RESTRICTIONS ON OWNERSHIP AND TRANSFER

Notwithstanding the foregoing, prior to the date occurring 180 days after the last date of issue of any Loan Notes pursuant to the Texas Utilities Offer or, where applicable, pursuant to the provisions of sections 428 to 430F of the Companies Act:

a) no transfer of Loan Notes will be registered until each transferee has delivered to TU Acquisitions a certificate in the prescribed form to the effect that such transferee is not a US Person and is not acquiring, and will not be holding, such Loan Notes for the account or benefit of a US Person or with a view to the offer, sale or delivery, directly or indirectly, of such Loan Notes in the United States, Canada, Australia or Japan, or to or for the account or benefit of any US Person or any other person whom such transferee has reason to believe is purchasing for the purpose of such offer, sale or delivery;

b) payments of interest or principal in respect of the Loan Notes will not be made to addresses in the United States, Canada, Australia or Japan;

c) documents of title in respect of the Loan Notes will not be sent to addresses in the United States, Canada, Australia or Japan; and

d) registered addresses of holders of Loan Notes must be outside the United States, Canada, Australia or Japan.

9. PRESCRIPTION

Noteholders will cease to be entitled to amounts in respect of interest which remain unclaimed for a period of 12 years, and to amounts due in respect of principal which remain unclaimed for a period of 12 years, in each case from the date on which the relevant payment first becomes due, and such amounts shall revert to TU Acquisitions.

10. FURTHER LOAN NOTES

Provision will be made in the Loan Note Instrument to enable TU Acquisitions to make further issues of the Loan Notes so as to form a single series with the Loan Notes issued pursuant to the Texas Utilities Offer or to carry such rights as to interest, redemption and otherwise as TU Acquisitions may think fit.

Each Noteholder will have the right to acquire (by subscription at a nominal value of an amount up to or equal to such Noteholder's holding of Notes) additional loan notes to be issued by a subsidiary of TU Acquisitions (the "Additional Notes") on terms and conditions substantially the same as those applicable to the Loan Notes, except as follows:

a) the Additional Notes will not be issued before 31 December 2003;

b) the rate of interest will be 1.5 per cent. below the rate per annum described in paragraph 2(b) above; and

c) the Additional Notes will not carry any right to acquire any additional securities.

11. NO LISTING

No application has been made or is intended to be made to for the Loan Notes to be listed or dealt in on any stock exchange.

12. EVENTS OF DEFAULT

Each Noteholder shall be entitled to require all or any part of the Loan Notes held by him to be repaid at par together with accrued interest (subject to any requirement to deduct any income tax therefrom) whilst any of the following is continuing:

a) any principal or interest on any of the Loan Notes held by that Noteholder shall fail to be paid in full within 30 days after the due date for payment thereof;

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

b) an order is made or an effective resolution is passed for the winding-up or dissolution (or any equivalent procedure in any other jurisdiction) of TU Acquisitions (other than for the purposes of an amalgamation or reconstruction or a members' voluntary winding-up upon terms previously approved by Extraordinary Resolution); or

c) an encumbrancer takes possession or a trustee, receiver or an administrator, administrative receiver or similar officer is appointed of all or substantially all of the undertaking of TU Acquisitions and such person has not been paid out or discharged within 30 days.

13. SUBSTITUTION

The Loan Notes will contain provisions entitling TU Acquisitions, without the consent of Noteholders, to substitute any of its subsidiaries or any holding company or subsidiaries of such holding company resident in the United Kingdom for tax purposes (other than Eastern or any of its subsidiaries) as the principal debtor under the Loan Notes or to require all or any of the Noteholders to exchange their Loan Notes for loan notes issued on the same terms mutatis mutandis by any such company provided that (a) TU Acquisitions guarantees such company's obligations thereunder; and (b) following such substitution or exchange, the Loan Notes or (as the case may be) such loan notes shall not contain a provision equivalent to this paragraph 13. References to TU Acquisitions in this summary shall be construed accordingly. TU Acquisitions' right to require substitution of such company as principal debtor (but not the right to require exchange of the Loan Notes) will be exercisable only if prior clearance has been obtained from the Inland Revenue to the effect that the substitution will not be treated as a disposal of the Loan Notes for the purposes of United Kingdom taxation of chargeable gains and TU Acquisitions' right to require such an exchange will be exercisable only if the exchange will fall within section 135 of the Taxation of Chargeable Gains Act 1992, and to the extent relevant, clearance has been received from the Inland Revenue under section 138 of that Act in respect of the exchange.

14. GOVERNING LAW

The Loan Notes and the Loan Note Instrument will be governed by and construed in accordance with English Law.

                                  APPENDIX III

                        SOURCES AND BASES OF INFORMATION

1. The value of the fully diluted share capital of The Energy Group is based upon 520,857,817 Energy Group Shares in issue on 27 February 1998 and 9,048,288 Energy Group Shares which could fall to be issued on exercise in full of options and vesting of all outstanding awards granted under the Energy Group Share Schemes.

2. The pro forma financial information in respect of The Energy Group for the year ended 31 March 1997 is taken from the unaudited pro forma consolidated profit and loss account set out in The Energy Group's report and accounts for the six months ended 31 March 1997. The financial information in respect of The Energy Group for the nine months ended 31 December 1997 is taken from the unaudited results for the nine months ended 31 December 1997, as announced by The Energy Group on 3 February 1998.

3. The financial information on the Peabody Coal Business for the nine months ended 31 December 1997 is unaudited and is derived from the unaudited financial results of The Energy Group for the nine months ended 31 December 1997.

4. The financial information on Texas Utilities for the year ended and as of 31 December 1997 is taken from Texas Utilities' Current Report on Form 8-K dated 26 February 1998.

5. The equity market capitalisation of Texas Utilities on 27 February 1998 is calculated by reference to the closing price of the Texas Utilities common stock on the NYSE Composite Tape on such date.

6. References in this announcement to "tons" are to short tons equal to 2,000 pounds.

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

                                  APPENDIX IV

                                  DEFINITIONS

The following definitions apply throughout this announcement unless the context requires otherwise or as is otherwise provided:

"ACQUISITION"                The proposed acquisition of The Energy Group
                             pursuant to the Texas Utilities Offer

"BOARD" or "DIRECTORS"       The Directors of Texas Utilities, TU Acquisitions
                             or The Energy Group, as the case may be, and "Director" means any one of them

"BUSINESS DAY"               Has the meaning given to it in Rule 14d-1 under the
                             Exchange Act

"CANADA" Canada, its provinces, territories and all areas subject to its jurisdiction and any political sub-division thereof

"CHASE MANHATTAN"            Chase Manhattan plc

"CITIZENS POWER"             Citizens Power LLC, previously named Citizens
                             Lehman Power L.L.C.

"CITY CODE" or "CODE"        The City Code on Takeovers and Mergers of the
                             United Kingdom

"CLOSING PRICE"              The closing middle market quotation of an Energy
                             Group Share as derived from the Official List

"COMPANIES ACT"              The Companies Act 1985 (as amended) of Great
                             Britain

"CONDITIONS"                 The conditions of the Texas Utilities Offer
                             described in Appendix I and "Condition" means any one of them

"DAILY OFFICIAL LIST"        The London Stock Exchange Daily Official List

"DGES"                       The Director General of Electricity Supply of the
                             United Kingdom

"ENERGY GROUP ADRS"          American Depositary Receipts evidencing Energy
                             Group ADSs

"ENERGY GROUP ADSS"          American Depositary Shares issued in respect of
                             Energy Group Shares, each representing four Energy
                             Group Shares, as evidenced by Energy Group ADRs

"ENERGY GROUP LISTING
PARTICULARS" or "LISTING
PARTICULARS"                 The listing particulars relating to The Energy
                             Group dated 27 January 1997, published in accordance with the Listing Rules

"ENERGY GROUP SECURITIES"    Energy Group Shares and Energy Group ADSs

"ENERGY GROUP SHAREHOLDERS"  Holders of Energy Group Shares (including Energy
                             Group Shares represented by Energy Group ADSs)

"ENERGY GROUP SHARES"        Shares of 10p each in the share capital of The
                             Energy Group in issue or allotted or issued prior to the date on which the Texas Utilities Offer closes (or such earlier date, not being earlier than the Initial Closing Date (as it may be extended) as TU Acquisitions may, subject to the Code, determine)

"ENERGY GROUP SHARE
SCHEMES" The Energy Group Executive Share Option Scheme, the Energy Group Sharesave Scheme, the Energy Group Long-term Incentive Plan and the Energy Group Special Bonus Scheme

"EXCHANGE ACT"               The US Securities Exchange Act of 1934, as amended,
                             and the rules and regulations promulgated thereunder

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

"FERC"                       The US Federal Energy Regulatory Commission

"INITIAL CLOSING DATE"       10.00 pm (London time), 5.00 pm (New York City
                             time) 20 Business Days after the date of the Offer
                             Document, unless and until TU Acquisitions, in its discretion, shall have extended the Initial Offer
                             Period, in which case the term "Initial Closing
                             Date" shall mean the latest time and date at which the Initial Offer Period, as so extended by TU
                             Acquisitions, will expire or, if earlier, the date on which the Texas Utilities Offer becomes or is declared wholly unconditional

"INITIAL OFFER PERIOD"       The period from the date of the Offer Document to
                             and including the Initial Closing Date

"LAZARD"                     Lazard Brothers & Co., Limited and Lazard Freres &
                             Co., Limited

"LEHMAN BROTHERS"            Lehman Brothers International (Europe)

"LEHMAN MERCHANT"            Lehman Brothers Merchant Banking Partners II L.P.

"LISTING RULES"              The rules and regulations made by the London Stock
                             Exchange under the Financial Services Act 1986

"LOAN NOTE ALTERNATIVE"      The alternative under which Energy Group
                             Shareholders who validly accept the Texas Utilities
                             Offer will be entitled to elect to receive Loan
                             Notes instead of cash consideration otherwise payable to them

"LOAN NOTES"                 The unsecured floating rate loan notes 1998/2004 of
                             L1 each of TU Acquisitions to be issued pursuant to the Loan Note Alternative

"LONDON STOCK EXCHANGE"      London Stock Exchange Limited

"MERRILL LYNCH"              Merrill Lynch International

"MORGAN STANLEY"             Morgan Stanley & Co. Limited

"NYSE"                       The New York Stock Exchange

"OFFER DOCUMENT"             The document containing the Texas Utilities Offer
                             to be sent to holders of Energy Group Shares and Energy Group ADSs

"ORIGINAL PACIFICORP OFFER"  The offer made by PacifiCorp Acquisitions to acquire the Energy Group Securities as announced on 13 June 1997

"PANEL"                      The Panel on Takeovers and Mergers of the United
                             Kingdom

"PEABODY COAL BUSINESS"      The undertakings conducting the TEG Group's coal
                             business in the United States and Australia including Peabody Holding Company, Inc. and its subsidiaries, Lee Ranch Coal Company and Peabody
                             Holdings Pty. Limited and its subsidiaries, and certain holding and related companies of such companies, including Citizens Power

"PEABODY SALE"               The sale of the Peabody Coal Business, details of
                             which are set out in paragraph 8 of this announcement

"PEABODY SALE AGREEMENT"     The agreement dated 2 March 1998 between The Energy
                             Group and P & L Coal Holdings Corporation for the sale of the Peabody Coal Business

"RENEWED PACIFICORP OFFER"   The offer made by PacifiCorp Acquisitions to
                             acquire the Energy Group Securities as announced on 3 February 1998

"SEC"                        The US Securities and Exchange Commission

"SECURITIES ACT"             The US Securities Act of 1933, as amended, and the
                             rules and regulations promulgated thereunder

"SUBSEQUENT OFFER PERIOD"    The period following the Initial Closing Date
                             during which the Texas Utilities Offer remains open for acceptance

"TEG GROUP"                  The Energy Group and its subsidiaries and
                             subsidiary undertakings for the time being and, where the context permits, each of them

"TEXAS UTILITIES"            Texas Utilities Company

"TEXAS UTILITIES GROUP"      Texas Utilities and its subsidiaries and subsidiary
                             undertakings and, where the context permits, each of them

"TEXAS UTILITIES OFFER"      The recommended cash offer to be made by Lehman
                             Brothers and Merrill Lynch on behalf of TU
                             Acquisitions to acquire the Energy Group Shares
                             (including those represented by Energy Group ADSs) and Energy Group ADSs as set out in this document including, where the context permits and/or requires, any subsequent revision, variation, extension, or renewal of such offer

"THE ENERGY GROUP"           The Energy Group PLC

"TU ACQUISITIONS"            TU Acquisitions PLC

"UNITED KINGDOM"             The United Kingdom of Great Britain and Northern
                             Ireland

"UNITED STATES" or "US"      The United States of America, its territories and
                             possessions, any state of the United States of America, the District of Columbia, and all other areas subject to its jurisdiction

"US HSR ACT"                 The US Hart-Scott-Rodino Antitrust Improvements Act
                             of 1976, as amended, and the rules and regulations promulgated thereunder

"US PERSON"                  A US person as defined in Regulation S under the
                             United States Securities Act of 1933, as amended

"$" or "US DOLLAR"           The lawful currency of the United States

"L" or "POUNDS STERLING"     The lawful currency of the United Kingdom

END

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